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Exhibit 16.1 to Form 8-K


November 9, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

We have read Item 4 of Form 8-K dated November 9, 2000 of Asche Transportation Services, Inc. and are in agreement with the statements contained in paragraphs
(a)(i), (a)(ii), and (a)(iii) therein, except that we have no basis to agree or disagree with the statements made in the last sentence in paragraph (a)(i) and in the last sentence of paragraph (a)(ii). We have no basis to agree or disagree with other statements of the registrant contained therein.

                                        ERNST & YOUNG LLP